Exhibit 99.1

Kymera Therapeutics Announces Third Quarter 2020 Financial Results and Provides Business Update

Well positioned to advance a leading pipeline of targeted protein degradation medicines with recent completion of upsized initial public offering and strategic collaboration with Sanofi

Reported positive interim results from non-interventional study of KT-474 (IRAK4 degrader) in HS patients and declared KT-413 (IRAKIMiD degrader) as a development candidate and initiated IND enabling activities

Watertown, Mass. (November 5, 2020) – Kymera Therapeutics, Inc. (NASDAQ: KYMR), a biopharmaceutical company advancing targeted protein degradation to deliver novel small molecule protein degrader therapeutics, today reported financial results for the third quarter ended September 30, 2020 and provided a business update.

“Kymera has made significant progress since the company was founded just over four years ago,” commented Nello Mainolfi, co-founder, president and CEO of Kymera. “Our investment in our Pegasus™ discovery engine is delivering a unique pipeline of potential first-in-class protein degrader medicines allowing us to address diseases in a completely novel way. Rather than inhibiting protein function we are leveraging the body’s natural recycling machinery to degrade disease-causing proteins. We have made great strides to accelerate the path to becoming a fully integrated biotech, including establishing strategic partnerships with Sanofi and Vertex Pharmaceuticals that further extend the potential impact of our protein degrader therapies to even more patients and diseases. With a successful IPO completed, our cash runway extends into 2025. We are well positioned to advance multiple programs in oncology and immune-inflammatory diseases, with our first program expected to enter the clinic in the first half of 2021.”

Quarterly Highlights

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ompleted initial public offering (IPO). In August 2020, Kymera closed an upsized IPO of 9,987,520 of its common shares, including the exercise in full of the underwriters’ option to purchase an additional 1,302,720 common shares, at a public offering price of $20.00 per share. Concurrent with the IPO, Kymera announced the sale of 676,354 common shares at the public offering price per share in a private placement to Vertex Pharmaceuticals Incorporated, an existing investor. Total gross proceeds to Kymera, before deducting underwriting commissions and offering expenses, were approximately $213.3 million.

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Announced multi-program strategic collaboration with Sanofi to develop and commercialize first-in-class protein degrader therapies.  Under the terms of the collaboration, signed in July 2020, Kymera received a $150 million upfront payment and can earn more than $2 billion in potential development, regulatory and sales milestones, as well as future royalties on its IRAK4 degraders in immunology and inflammation indications, and a second undisclosed target.  The

Company retains the ability to participate equally in U.S. development and commercialization of both programs and also retains full rights of its IRAK4 degraders in oncology and immuno-oncology.

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Presented positive interim results from a non-interventional study on IRAK4 at the 5th Annual Symposium on Hidradenitis Suppurativa Advances (SHSA) virtual conference. IRAK4 levels were shown to be higher in active hidradenitis suppurativa (HS) lesions compared to unaffected skin and in circulating monocytes. Additionally, ex vivo treatment of blood from HS patients with its lead IRAK4 degrader, KT-474, lowered IRAK4 levels across all peripheral blood mononuclear cell subsets. These results support clinical development of KT-474 in HS and other IL-1R/TLR-driven immune-inflammatory diseases. A link to the poster can be found here.

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Expanded organization with the addition of Chief Scientific Officer and two new appointees to the Board of Directors.  Recruiting top talent remains a key organizational priority to meet corporate objectives. In August, the Company announced the appointment of Dr. Richard Chesworth as Chief Scientific Officer. Dr. Chesworth brings a proven track record in biopharmaceuticals having contributed to the research and development of several investigational or approved drugs. In September, the Company announced the appointment of two biopharmaceutical veterans, Jeff Albers and Pamela Esposito, to expand its Board of Directors and support the Company’s strategic direction and mission to realize the promise of protein degrader therapies for patients.

Program Updates and Milestones

Kymera is discovering and developing novel small molecule therapeutics that selectively degrade disease causing proteins by harnessing the body’s own natural protein degradation system.

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IRAK4 degrader for IL-1R/TLR-driven immune-inflammatory diseases.  KT-474, a highly active and selective, orally bioavailable IRAK4 degrader, is being developed for the treatment of IL-1R/TLR-driven immune-inflammatory diseases with high unmet medical need. These diseases include hidradenitis suppurativa, as well as atopic dermatitis and rheumatoid arthritis. Kymera expects to file an Investigational New Drug (IND) application for KT-474 and, if cleared, begin a Phase 1 clinical trial in the first half of 2021.

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IRAKIMiD degrader for MYD88-mutant lymphoma.  IRAKIMiDs are IRAK4 degraders with a unique profile that combines the activity of IRAK4 degradation and IMiDs in a single agent to address both the IL-1R/TLR and Type 1 IFN pathways synergistically and generate broad activity against MYD88-mutant B cell lymphomas. In the third quarter of 2020, Kymera declared KT-413 as a development candidate and initiated IND enabling activities. Kymera expects to file an IND and, if cleared, to begin a Phase 1 clinical trial in the second half of 2021. KT-413’s strong antitumor activity allows for intermittent dosing, consistent with initial plans for an intravenous formulation due to current standard-of-care and clinical entry point in MYD88-mutated diffuse large B cell lymphoma (DLBCL). As KT-413 is equally efficacious when dosed orally, development of an oral formulation is also being evaluated. Pre-clinical characterization of KT-413 will be presented at the American Society of Hematology annual meeting in December 2020. A link to the press release announcing the abstracts can be found here.

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STAT3 degrader for oncologic and immune-inflammatory diseases. The STAT3 program is being developed for the treatment of hematological malignancies and solid tumors, as well as autoimmune diseases and fibrosis. STAT3 is a transcription factor activated through a variety of different cytokine and growth factor receptors via janus kinases (JAKs), as well as through oncogenic fusion proteins and mutations in STAT3 itself. Kymera continues to expect to file an IND and, if cleared, begin a Phase 1 clinical trial in the second half of 2021 for its lead STAT3 degrader. Pre-clinical data will be presented at the American Society of Hematology annual meeting in December 2020. A link to the press release announcing the abstracts can be found here.

Third Quarter 2020 Financial Results

Collaboration Revenues: Total revenues for the quarter ended September 30, 2020 were $14.5 million, compared to $1.0 million for same period in 2019. Collaboration revenue includes revenue from our Sanofi and Vertex collaborations in 2020, and Vertex in 2019.

Research and Development Expenses: Research and development expenses were $15.8 million for the quarter ended September 30, 2020, compared to $11.3 million for the same period in 2019. This increase was primarily due to higher direct expenses related to IND-enabling studies for our IRAK programs, lead optimization activities for our STAT3 programs, investment in our platform, exploratory programs, and Vertex collaboration as well as an increase in occupancy and related costs due to continued growth in the research and development organization

General and Administrative Expenses: General and Administrative expenses were $6.8 million for the quarter ended September 30, 2020, compared to $1.5 million for the same period in 2019. This increase was primarily due to increases in legal and professional service fees in support of our growth and an increase in personnel, facility and other expenses stemming from an increase in headcount to support our operations as a public company.

Net Loss: Net loss for the quarter ended September 30, 2020 was $8.0 million, or $0.39 per share, compared to a net loss of $11.4 million, or $6.54 per share, for the same period in 2019.

Cash and Cash Equivalents: As of September 30, 2020, Kymera had approximately $481.3 million in cash, cash equivalents and investments. Kymera expects that its current cash, cash equivalents, and investments as of September 30, 2020, excluding any future potential milestones from collaborations, will enable the Company to fund its operational plans into 2025.

About Kymera Therapeutics
Kymera Therapeutics is a biopharmaceutical company focused on a transformative new approach to address previously intractable disease targets. Kymera is advancing the field of targeted protein degradation, accessing the body’s innate protein recycling machinery to degrade dysregulated, disease-causing proteins. Kymera’s Pegasus™ targeted protein degradation platform harnesses the body’s natural protein recycling machinery to degrade disease-causing proteins, with a focus on un-drugged nodes in validated pathways currently inaccessible with conventional therapeutics. Kymera is accelerating drug discovery with an unmatched ability to target and degrade the most intractable of proteins, and advance new treatment options for patients. Kymera’s initial programs target IRAK4, IRAKIMiD and STAT3 within the IL-1R/TLR or JAK/STAT pathways, providing the opportunity to treat a broad range of immune-inflammatory diseases, hematologic malignancies and solid tumors. For more information, visit www.kymeratx.com.

About Pegasus™

Pegasus™ is Kymera Therapeutics’ proprietary protein degradation platform, created by its team of experienced drug hunters to improve the effectiveness of targeted protein degradation and generate a pipeline of novel therapeutics for previously undruggable diseases. The platform consists of informatics driven target identification, novel E3 ligases, proprietary ternary complex predictive modeling capabilities, and degradation tools.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding its: strategy, expectations regarding cash runway and strategy, business plans and focus; plans and timelines for the clinical development of Kymera Therapeutics' product candidates, therapeutic potential and clinical benefits thereof; growth as a company; expectations regarding future interactions with the U.S. Food and Drug Administration (FDA), including timelines for filing INDs; and uses of capital. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, risks associated with: the impact of COVID-19 on countries or regions in which we have operations or do business, as well as on the timing and anticipated results of our current preclinical studies and future clinical trials, strategy and future operations; the delay of any current preclinical studies or future clinical trials or the development of Kymera Therapeutics' drug candidates; the risk that the results of current preclinical studies may not be predictive of future results in connection with future clinical trials; Kymera Therapeutics' ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of the Company’s planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property.  These and other risks and uncertainties are described in greater detail in the section entitled "Risk Factors" included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as well as discussions of potential risks, uncertainties, and other important factors in Kymera Therapeutics' subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Kymera Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Kymera Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Investors:

Investors@kymeratx.com

Bruce Jacobs

Chief Financial Officer

+1 857.285.5314

Christopher F. Brinzey

Westwicke, an ICR Company for Kymera Therapeutics

chris.brinzey@westwicke.com

+1 339.970.2843

Media:

media@kymeratx.com

Lissette L. Steele

Verge Scientific Communications for Kymera Therapeutics

lsteele@vergescientific.com

KYMERA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Three and Nine Months Ended September 30, 2020 and 2019

(In thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Collaboration Revenue—from related parties	$14,533	$950	$21,249	$1,101

Operating expenses:
Research and development	$15,778	$11,310	$41,713	$26,072
General and administrative	6,838	1,501	13,058	5,451
Total operating expenses	22,616	12,811	54,771	31,523
Loss from operations	(8,083)	(11,861)	(33,522)	(30,422)
Other income (expense):
Interest Income	125	445	702	705
Interest Expense	(29)	(4)	(88)	(16)
Total other income:	97	441	614	689
Net loss	$(7,986)	$(11,420)	$(32,908)	$(29,733)
Deemed dividend from exchange of convertible preferred stock	—	—	(9,050)	—
Net loss attributable to common stockholders	$(7,986)	$(11,420)	$(41,958)	$(29,733)
Net loss per share attributable to common stockholders, basic and diluted	$(0.39)	$(6.54)	$(5.11)	$(18.15)
Weighted average common stocks outstanding, basic and diluted	20,677,392	1,745,404	8,211,003	1,638,579

KYMERA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share amounts)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and marketable securities	$481,305	$91,957
Property and equipment, net	10,984	3,794
Other assets	15,072	20,951
Total assets	$507,361	$116,702
Liabilities and Stockholders’ Equity (Deficit)
Deferred revenue	$182,319	$52,991
Other liabilities	30,357	29,037
Total liabilities	212,676	82,028
Preferred stock	-	109,080
Total stockholders’ equity (deficit)	294,685	(74,406)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$507,361	$116,702